EXHIBIT 99.1

Cleco Corporation reports full-year 2014 operational earnings of $2.74 per diluted share

Operational earnings at top of 2014 guidance range

PINEVILLE, La., Feb. 27, 2015 - Cleco Corporation (NYSE: CNL) reports 2014 operational earnings of $165.9 million, or $2.74 per diluted share, up $12.4 million from the $153.5 million, or $2.53 per diluted share recorded in 2013. GAAP earnings for 2014 were $154.7 million, or $2.55 per diluted share, down $6.0 million from the $160.7 million recorded in 2013. Fourth quarter GAAP earnings were $21.3 million, or $0.35 per diluted share, down $3.8 million from the $25.1 million recorded in the fourth quarter of 2013. Operational earnings for 2014 exclude the Acadia Unit 2 indemnifications, life insurance policies and merger transaction costs. The 2014 costs associated with the merger were $17.8 million, or $0.23 per diluted share.

“In 2014, we produced solid financial results, delivering earnings of $2.74 per share, which is near the top of our earnings guidance range of $2.65 to $2.75 per share,” said Bruce Williamson, chairman, president and CEO of Cleco Corporation. “Despite mild weather as well as the rate decrease and customer refund associated with our formula rate plan extension that began in July, we delivered strong earnings through the start of a large wholesale contract that began in April, the resolution of a number of legacy tax items and ongoing disciplined cost management. Operationally, we continued to strengthen our core utility assets and maintained our focus on safe and efficient management of our business.”

Earnings Guidance:

Cleco’s guidance for 2015 consolidated operational earnings is in the range of $2.28 to $2.38 per diluted share. The estimate is based on normal weather, reflects the formula rate plan extension, which began on July 1, 2014, and excludes adjustments related to company-owned life insurance policies and merger transaction costs. The effective tax rate assumed in the 2015 guidance is approximately 36 percent.

Prior to the closing of the merger transaction announced on Oct. 20, 2014, Cleco’s ability to make investments, including share buybacks and tax-based investments, without the consent of the new owners is generally limited to the ordinary course of business.

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Cleco Corporation

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Dec. 31		For the year ended Dec. 31
Subsidiary	2014	2013	2014	2013
Cleco Power LLC	$0.53	$0.44	$2.54	$2.47
Corporate and Other	0.07	(0.03)	0.20	0.06
Operational diluted earnings per share (Non-GAAP)	0.60	0.41	2.74	2.53
Adjustments[1]	(0.25)	—	(0.19)	0.12
Diluted earnings per share applicable to common stock	$0.35	$0.41	$2.55	$2.65

GAAP refers to United States generally accepted accounting principles.

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation

$0.41	2013 fourth-quarter operational diluted earnings per share

(0.10)	Non-fuel revenue
0.01	Rate refund
0.15	Other expenses, net
0.02	Interest charges
0.01	Income taxes
$0.09	Cleco Power results

0.10	Corporate and Other results

$0.60	2014 fourth-quarter operational diluted earnings per share

(0.25)	Adjustments[1]

$0.35	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this press release

Cleco Power

•
Non-fuel revenue decreased earnings by $0.10 per share compared to the fourth quarter of 2013 primarily due to $0.09 per share of lower retail sales from lower usage and milder weather and $0.07 per share related to adjustments to Cleco Power’s formula rate plan. These amounts were partially offset by $0.06 per share from higher sales to a new wholesale customer.

•	Rate refund increased earnings by $0.01 per share compared to the fourth quarter of 2013 primarily due to lower site specific generated customer refunds.

•
Other expenses, net, increased earnings by $0.15 per share compared to the fourth quarter of 2013 primarily due to $0.10 per share of lower operations and maintenance expense primarily related to planned outages, $0.04 per share of lower taxes other than income taxes, and $0.02 per share of lower depreciation and amortization expense. These increases were partially offset by $0.01 per share of higher non-recoverable fuel expenses and other miscellaneous expenses.

•	Interest charges increased earnings by $0.02 per share compared to the fourth quarter of 2013 primarily due to the absence of surcredit amortization due to Cleco Power’s formula rate plan extension.

•
Income taxes increased earnings by $0.01 per share compared to the fourth quarter of 2013 primarily due to $0.02 per share related to adjustments for tax returns as filed, partially offset by $0.01 per share related to tax credits.

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Cleco Corporation

Corporate and Other

•	Revenue decreased earnings by $0.04 per share compared to the fourth quarter of 2013 primarily due to the transfer of Coughlin to Cleco Power.

•
Other expenses, net, increased earnings by $0.10 per share compared to the fourth quarter of 2013 primarily related to $0.06 per share related to a gain on the sale of property and $0.04 per share due to the transfer of Coughlin to Cleco Power.

•	Interest charges increased earnings by $0.01 per share compared to the fourth quarter of 2013 due to lower miscellaneous interest charges.

•
Income taxes increased earnings by $0.03 per share compared to the fourth quarter of 2013 primarily due to $0.02 per share related to adjustments to record tax expense at the consolidated projected annual effective tax rate and $0.01 per share related to miscellaneous tax items.

For a discussion of other transactions affecting Cleco Power and Corporate and Other results, please refer to “Operational Earnings Adjustments” below.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation

$2.53	Year ended Dec. 31, 2013, operational diluted earnings per share

0.33	Non-fuel revenue
(0.22)	Rate refund
(0.18)	Other expenses, net
0.08	Interest charges
0.02	AFUDC
0.04	Income taxes
$0.07	Cleco Power results

0.14	Corporate and Other results

$2.74	Year ended Dec. 31, 2014, operational diluted earnings per share

(0.19)	Adjustments[1]

$2.55	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this press release

Cleco Power

•
Non-fuel revenue increased earnings by $0.33 per share compared to 2013 primarily due to $0.35 per share of higher sales to a new wholesale customer and $0.03 per share of higher transmission and other miscellaneous revenue. These amounts were partially offset by $0.05 per share related to lower usage and milder weather.

•	Rate refund decreased earnings by $0.22 per share compared to 2013 primarily due to provisions for refunds as a result of the formula rate plan extension approved in June 2014.

•
Other expenses, net, decreased earnings by $0.18 per share compared to 2013 primarily due to $0.12 per share of higher operations and maintenance expense largely related to planned generating station outage expenses and the transfer of Coughlin to Cleco Power, $0.08 per share of higher depreciation and amortization expense, and $0.02 per share of higher non-recoverable fuel and other miscellaneous expenses. These amounts were partially offset by $0.04 per share of lower taxes other than income taxes.

•
Interest charges increased earnings by $0.08 per share compared to 2013 primarily due to $0.04 per share for favorable settlements with taxing authorities and $0.04 per share related to the absence of surcredit amortization due to Cleco Power’s formula rate plan extension.

•	AFUDC increased earnings by $0.02 per share compared to 2013 primarily due to higher capital spend related to the Mercury and Air Toxics Standards (MATS) project and other miscellaneous projects.

•
Income taxes increased earnings by $0.04 per share compared to 2013 primarily due to $0.04 per share for favorable settlements with taxing authorities and $0.02 per share related to adjustments for tax

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Cleco Corporation

returns as filed, partially offset by $0.01 per share for permanent tax deductions and $0.01 per share related to tax credits.

Corporate and Other

•	Revenue decreased earnings by $0.22 per share compared 2013 primarily due to the transfer of Coughlin to Cleco Power.

•
Other expenses, net, increased earnings by $0.25 per share compared to 2013 primarily related to $0.19 per share of lower operating expenses due to the transfer of Coughlin to Cleco Power and $0.06 per share related to a gain on the sale of property.

•
Interest charges increased earnings by $0.03 per share compared to 2013 primarily due to $0.02 per share for favorable settlements with taxing authorities and $0.01 per share of lower miscellaneous interest charges.

•
Income taxes increased earnings by $0.08 per share compared to 2013 primarily due to $0.14 per share for favorable settlements with taxing authorities and $0.01 per share related to miscellaneous tax items, partially offset by $0.07 per share related to tax credits.

For a discussion of other transactions affecting Cleco Power and Corporate and Other results, please refer to “Operational Earnings Adjustments” below.

Operational Earnings Adjustments:

Cleco’s management uses operational diluted earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational earnings and operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. Operational earnings and operational diluted earnings per share should not be considered alternatives to, or more meaningful than, net income, cash flows from operating activities, or any other measure presented in accordance with GAAP. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Dec. 31		For the year ended Dec. 31
	2014	2013	2014	2013
Operational diluted earnings per share	$0.60	$0.41	$2.74	$2.53
Life insurance policies	—	0.01	0.03	0.05
Tax levelization	(0.05)	(0.01)	—	—
Acadia Unit 2 indemnifications	—	—	0.01	0.07
Merger transaction costs	(0.20)		(0.23)
Reported GAAP diluted earnings per share applicable to common stock	$0.35	$0.41	$2.55	$2.65

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Cleco Corporation

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes, cash surrender value amounts, or the timing of death benefits related to these policies, and management does not consider these items to be a component of operational earnings. During the fourth quarter of 2014, the resulting adjustment had no impact on earnings. The resulting adjustment for these items during the fourth quarter of 2013, increased earnings by $0.01 per share. For the years ended December 31, 2014 and December 31, 2013, the resulting adjustments for these items increased earnings by $0.03 per share and $0.05 per share, respectively.

Tax Levelization

GAAP requires companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, on a quarterly basis, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. For the quarters ended December 31, 2014 and 2013, Cleco recorded a $0.05 per share and $0.01 per share expense from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The incremental adjustment for tax levelization is not related to the current quarter’s operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Acadia Unit 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Entergy Louisiana when it acquired Acadia Unit 2 in April 2011. The indemnification liability was reduced either through expiration of the contractual life or through changes in the probability of a claim arising. During the fourth quarters of 2014 and 2013, the contractual expiration of the underlying indemnifications had no impact on earnings. The resulting adjustment for this item for the years ended December 31, 2014 and 2013, increased earnings by $0.01 per share and $0.07 per share, respectively.

Merger Transaction Costs

Cleco Corporation announced on October 20, 2014, that it entered into an agreement to be acquired by a North American investor group led by Macquarie Infrastructure and Real Assets and by British Columbia Investment Management Corporation. Regulatory approvals for the transaction are pending. During the fourth quarter of 2014 and for the year ended December 31, 2014, merger transaction costs decreased earnings by $0.20 per share and $0.23 per share, respectively. Because these are one-time expenses, management does not consider these adjustments to be components of operational earnings. During 2013, merger transaction costs had no impact on earnings.

Cleco management will discuss the company’s results for the quarter and year ended December 31, 2014, during a conference call scheduled for 9:30 a.m. Eastern time (8:30 a.m. Central time) Monday, March 2, 2015. The call will be webcast live on the Internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investors” and then “Q4 2014 Cleco Corporation Earnings Conference Call.”

Please note: Statements in this press release include “forward-looking statements” about future events, circumstances and results within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including, without limitation, statements containing the words “may,” “might,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future”, “potential,” “intend,” “seek to,” “plan,” “assume,” “believe,” “target,” “forecast,” “goal,” “objective,” “continue” or the negative of such terms or other variations thereof and similar expressions, are statements that could be deemed forward-looking statements. These statements are based on the current expectations of Cleco’s management.

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Cleco Corporation

Although Cleco believes that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties that could cause the actual results and events in future periods to differ materially from Cleco’s expectations and those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; or could otherwise cause the failure of the merger to close; (ii) the failure to obtain regulatory approvals required for the merger, or required regulatory approvals delaying the merger or causing the parties to abandon the merger; (iii) the failure to obtain any financing necessary to complete the merger; (iv) risks related to disruption of management’s attention from Cleco’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Cleco and others relating to the merger agreement; (vi) the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger; (vii) the fact that actual or expected credit ratings of Cleco or any of its affiliates, or otherwise relating to the merger, may be different from what the parties expect; (viii) the effect of the announcement of the proposed merger on Cleco’s relationships with its customers, operating results and business generally; (ix) the amount of the costs, fees, expenses and charges related to the proposed merger; (x) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Cleco that could interfere with the proposed merger; (xi) future regulatory or legislative actions that could adversely affect Cleco; and (xii) other economic, business and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Cleco. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on any forward-looking statements.

Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Cleco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 27, 2015, under the headings Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All subsequent written and oral forward-looking statements attributable to Cleco or persons acting on its behalf are expressly qualified in their entirety by the factors identified above. The forward-looking statements represent Cleco’s views as of the date on which such statements were made and Cleco undertakes no obligation to update any forward-looking statements, whether as a result of changes in actual results, change in assumptions, or other factors affecting such statements.

Cleco Corporation is a public utility holding company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which is engaged principally in the generation, transmission, distribution, and sale of electricity, primarily in Louisiana. Cleco Power owns 11 generating units with a total nameplate capacity of 3,340 megawatts. Cleco Power serves approximately 286,000 customers in Louisiana through its retail business, and it supplies wholesale power in Louisiana and Mississippi.  Cleco Corporation announced on Oct. 20, 2014, that it entered into an agreement to be acquired by a North American investor group led by Macquarie Infrastructure and Real Assets and by British Columbia Investment Management Corporation. Regulatory approvals for the transaction are pending. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
tom.miller@cleco.com
(318) 484-7642

Media Contact:
Robbyn Cooper
robbyn.cooper@cleco.com
(318) 484-7136

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Cleco Corporation

	For the three months ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2014	2013	Change	2014	2013	Change
Electric Sales
Residential	813	875	(7.1)%	$62,337	$70,006	(11.0)%
Commercial	648	665	(2.6)%	45,383	48,401	(6.2)%
Industrial	520	599	(13.2)%	21,981	24,032	(8.5)%
Other retail	31	34	(8.8)%	2,438	2,730	(10.7)%
Surcharge	—	—	—	5,204	2,483	109.6%
Total retail	2,012	2,173	(7.4)%	137,343	147,652	(7.0)%
Sales for resale	989	474	108.6%	22,174	12,688	74.8%
Unbilled	(197)	(46)	(328.3)%	(11,559)	(2,463)	(369.3)%
Total retail and wholesale customer sales	2,804	2,601	7.8%	$147,958	$157,877	(6.3)%

	For the year ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2014	2013	Change	2014	2013	Change
Electric Sales
Residential	3,783	3,714	1.9%	$293,871	$297,158	(1.1)%
Commercial	2,689	2,672	0.6%	188,012	189,807	(0.9)%
Industrial	2,212	2,322	(4.7)%	86,823	91,093	(4.7)%
Other retail	130	134	(3.0)%	10,215	10,590	(3.5)%
Surcharge	—	—	—	15,833	14,978	5.7%
Other	—	—	—	—	(4,694)	100.0%
Total retail	8,814	8,842	(0.3)%	594,754	598,932	(0.7)%
Sales for resale	3,412	2,057	65.9%	81,371	51,922	56.7%
Unbilled	171	61	180.3%	7,440	3,161	135.4%
Total retail and wholesale customer sales	12,397	10,960	13.1%	$683,565	$654,015	4.5%

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Dec. 31	2014	2013
Operating revenue
Electric operations	$286,441	$250,591
Other operations	18,177	13,085
Gross operating revenue	304,618	263,676
Electric customer credits	25	(567)
Operating revenue, net	304,643	263,109
Operating expenses
Fuel used for electric generation	102,490	70,146
Power purchased for utility customers	45,077	20,496
Other operations	31,834	33,227
Maintenance	19,826	33,069
Depreciation	29,360	32,331
Taxes other than income taxes	10,978	15,543
Merger transaction costs	16,310	—
Gain on sale of assets	(5,961)	(17)
Total operating expenses	249,914	204,795
Operating income	54,729	58,314
Interest income	400	317
Allowance for equity funds used during construction	1,088	1,201
Other income	476	1,574
Other expense	(782)	(715)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	20,418	23,286
Allowance for borrowed funds used during construction	(321)	(389)
Total interest charges	20,097	22,897
Income before income taxes	35,814	37,794
Federal and state income tax expense	14,467	12,682
Net income applicable to common stock	$21,347	$25,112

Average number of basic common shares outstanding	60,388,616	60,452,838
Average number of diluted common shares outstanding	60,604,159	60,785,876
Basic earnings per share
Net income applicable to common stock	$0.35	$0.42
Diluted earnings per share
Net income applicable to common stock	$0.35	$0.41

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the year ended Dec. 31	2014	2013
Operating revenue
Electric operations	$1,225,960	$1,047,548
Other operations	67,055	51,002
Gross operating revenue	1,293,015	1,098,550
Electric customer credits	(23,530)	(1,836)
Operating revenue, net	1,269,485	1,096,714
Operating expenses
Fuel used for electric generation	322,696	329,874
Power purchased for utility customers	242,219	45,292
Other operations	117,369	121,646
Maintenance	98,999	97,441
Depreciation	146,505	142,860
Taxes other than income taxes	43,924	50,469
Merger transaction costs	17,848	—
(Gain) loss on sale of assets	(6,107)	800
Total operating expenses	983,453	788,382
Operating income	286,032	308,332
Interest income	1,768	1,105
Allowance for equity funds used during construction	5,380	4,081
Other income	4,790	13,857
Other expense	(2,509)	(2,861)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	75,186	85,570
Allowance for borrowed funds used during construction	(1,580)	(1,316)
Total interest charges	73,606	84,254
Income before income taxes	221,855	240,260
Federal and state income tax expense	67,116	79,575
Net income applicable to common stock	$154,739	$160,685

Average number of basic common shares outstanding	60,406,001	60,434,510
Average number of diluted common shares outstanding	60,601,458	60,720,090
Basic earnings per share
Net income applicable to common stock	$2.56	$2.66
Diluted earnings per share
Net income applicable to common stock	$2.55	$2.65

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Dec. 31, 2014	At Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$44,423	$28,656
Accounts receivable, net	69,598	97,548
Other current assets	386,583	347,378
Total current assets	500,604	473,582
Property, plant and equipment, net	3,165,458	3,083,140
Equity investment in investees	14,540	14,540
Prepayments, deferred charges and other	698,471	644,000
Total assets	$4,379,073	$4,215,262
Liabilities
Current liabilities
Long-term debt due within one year	$18,272	$17,182
Accounts payable	127,268	110,544
Other current liabilities	92,230	115,747
Total current liabilities	237,770	243,473
Long-term liabilities and deferred credits	1,164,380	1,070,092
Long-term debt, net	1,349,653	1,315,500
Total liabilities	2,751,803	2,629,065
Shareholders’ equity
Common shareholders’ equity	1,659,935	1,612,073
Accumulated other comprehensive loss	(32,665)	(25,876)
Total shareholders’ equity	1,627,270	1,586,197
Total liabilities and shareholders’ equity	$4,379,073	$4,215,262

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